GOLDMAN SACHS TRUST (the “Trust”)

GOLDMAN SACHS MUNICIPAL

FIXED INCOME FUNDS
Class A, Class B and C Shares of
Goldman Sachs California Intermediate AMT-Free Municipal Fund
Goldman Sachs New York Intermediate AMT-Free Municipal Fund
Goldman Sachs Municipal Income Fund

Supplement dated December 13, 2006 to the

Prospectus dated February 28, 2006

Effective December 13, 2006, the California Intermediate AMT-Free Municipal Fund’s and New York Intermediate AMT-Free Municipal Fund’s weighted average credit quality will be a minimum of AA/ A+. As a result, the following replaces the tabular information regarding each Fund’s weighted average credit quality in the section of the Prospectus titled “Fund Investment Objectives and Strategies — Fund Facts:”

Credit Quality:	Minimum = BBB or Baa by a NRSRO at the time of purchase or, if unrated, determined by the Investment Adviser to be of comparable quality Weighted Average: AA/ A+ or better

Effective December 13, 2006, the Municipal Income Fund’s weighted average credit quality will be a minimum of A. As a result, the following replaces the tabular information regarding the Fund’s weighted average credit quality in the section of the Prospectus titled “Fund Investment Objectives and Strategies — Fund Facts:”

Credit Quality:	Minimum = BBB or Baa by a NRSRO at the time of purchase or, if unrated, determined by the Investment Adviser to be of comparable quality Weighted Average: A or better

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MUNFISTKABC 12-06